Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

October 21, 2013

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

Re:	Marcus & Millichap, Inc.

Registration Statement on Form S-1 (File No. 333-191316)

Ladies and Gentlemen:

We are acting as counsel for Marcus & Millichap, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 23, 2013 (File No. 333-191316), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed sale by (i) the Company of up to 4,173,413 shares of common stock, par value $0.0001 per share (the “Common Stock”), including up to 900,000 shares issuable upon exercise of an option granted by the Company, and (ii) the sale by certain stockholders of the Company of up to 2,726,587 shares of Common Stock (together, the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders (as defined therein) and the underwriters (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the form of the Contribution Agreement to be entered into by and between the Company, Marcus & Millichap Real Estate Investment Services, Inc. (“MMREIS”) and the shareholders MMREIS (the “Contribution Agreement”), pursuant to which shares of Common Stock of the Company are to be issued by the Company to the shareholders of MMREIS in exchange for their shares in MMREIS prior to the execution of the Underwriting Agreement; (iii) the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 4, 2013 (the “Certificate of Incorporation”); (iv) the By-laws of the Company (the “By-laws”), as in effect as

Marcus & Millichap, Inc.

October 21, 2013

of the date hereof; (v) a specimen certificate representing the Common Stock; and (vi) certain resolutions of the Board of Directors of the Company relating to the Contribution Agreement and the issuance of shares of Common Stock pursuant thereto and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) when the Contribution Agreement has been duly executed and delivered by each of the Company, MMREIS and the stockholders of MMREIS, the Shares to be sold by the Selling Stockholders will have been duly authorized and will be validly issued, fully paid and nonassessable.

Marcus & Millichap, Inc.

October 21, 2013

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP